Exhibit 99.1

MCEWEN MINING: Q2 2019 RESULTS

TORONTO, July 30, 2019 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) announces its results for the second quarter and first half ended June 30, 2019 (“Q2” and “H1”). Total production during Q2 was 36,216 gold ounces and 850,525 silver ounces, or 45,881 gold equivalent ounces(1) (“GEOs”) using the average gold:silver price ratio during Q2 of 88:1. Our San José and El Gallo mines exceeded our production targets during the quarter. Our other two operations, the Gold Bar and Black Fox mines, performed better than in Q1, but below our production and earnings forecasts. This contributed to our consolidated net loss during Q2 of $13.0 million(2), or $0.04 per share.

Rob McEwen, Chairman and Chief Owner commented: “Q2 was better than Q1 2019, but clearly not where we wanted it to be. Financially Q2 and H1 2019 were weak relative to the respective periods in 2018. The good news is that the balance of the year is looking much better. Q2 marked the start of our 2019 exploration drilling program in Timmins and Nevada. Early assay results from Black Fox and Grey Fox have been very encouraging. Gold Bar only declared commercial production one month before the end of Q2 and is gaining momentum. Production rates and grades at all operations have improved in Q3. At Los Azules we achieved a critical milestone in the project’s valuation by validating a new access route that will provide year round access, rather than the current 4-5 months. We are looking forward to increasing production and lowering costs in H2.”

Our quarter end conference call will take place on Wednesday, July 31st at 1:30 pm EDT. Call 1 (844) 630-9911 (US/CAN) Conference ID: 8248849 or Click Here to connect to the Webcast. More details are provided below.

Table 1 below provides production and cost results for Q1, Q2 and H1 2019 and comparative results from 2018 along with production and cost guidance for the full year 2019.

Table 1: Production and Costs

	Q1			Q2			H1			Full Year
	2018	2019		2018	2019		2018	2019		2019 Guidance
Total Production
Gold (oz)	35,068	26,938		36,959	36,216		72,027	63,154		152,000
Silver (oz)	695,651	703,219		772,432	850,525		1,468,083	1,553,744		3,225,000
GEOs(1)	44,344	36,315		47,258	45,881		91,602	82,196		190,000
San José Mine, Argentina (49%)(3)
Gold (oz)	10,822	10,559		12,139	13,518		22,961	24,077		49,000
Silver (oz)	692,052	701,341		769,197	848,268		1,461,249	1,549,609		3,225,000
GEOs(1)	20,049	19,910		22,395	23,157		42,444	43,067		87,000
Cash Costs ($/GEO)(1)(4)	934	749		806	960		868	865		860
AISC ($/GEO)(1)(4)	1,148	1,115		1,065	1,207		1,106	1,165		1,120
El Gallo Mine, Mexico
GEOs(1)	12,217	5,432		10,808	5,354		23,025	10,786		16,000
Cash Costs ($/GEO)(1)(4)	691	967		783	926		724	961		875
AISC ($/GEO)(1)(4)	753	989		816	939		776	977		915
Black Fox Mine, Canada
GEOs(1)	12,078	8,943		14,055	9,430		26,133	18,373		45,000
Cash Costs ($/GEO)(1)(4)	849	805		771	837		806	826		905
AISC ($/GEO)(1)(4)	1,188	1,454		1,056	1,196		1,115	1,311		1,080
Gold Bar Mine, Nevada
GEOs(1)	-		(5)	-	7,940	(5)	-	9,970	(5)	42,000
Cash Costs ($/GEO)(1)(4)	-	-		-	901		-	924		930
AISC ($/GEO)(1)(4)	-	-		-	1,088		-	1,157		975

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Notes:

1.	'Gold Equivalent Ounces' are calculated based on a 75:1 gold to silver price ratio for periods up to and including Q1 2019, and 88:1 for Q2 2019. Going forward, McEwen has adopted a variable gold:silver ratio for reporting that approximates the average during each fiscal quarter. 2019 GEO and costs guidance has been restated at an 85:1 ratio.
2.	All amounts are reported in US dollars unless otherwise stated.
3.	Represents the portion attributable to us from our 49% interest in the San José Mine.
4.	Earnings from mining operations, cash costs per ounce, all-in sustaining costs (AISC) per ounce, and liquid assets are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. See “Cautionary Note Regarding Non-GAAP Measures” for additional information, including definitions of these terms.
5.	Pre-commercial production at Gold Bar during Q1 2019 was 2,030 GEOs, cash costs and AISC were not reported. Gold Bar started commercial production on May 23, 2019.

For the SEC Form 10-Q Financial Statements and MD&A refer to: http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000314203

Table 2 below provides financial highlights for Q1, Q2 and H1 2019 and comparative results from 2018 and comparative results for 2018.

Table 2: Financial Highlights

	Q2 2018	Q2 2019	H1 2018	H1 2019
Treasury
Liquid Assets ($ millions)(4)	34.5	31.8	34.5	31.8
Working Capital ($ millions)	19.2	30.9	19.2	30.9
Debt (Term loan) ($ millions)	nil	50.0	nil	50.0
Earnings from Mining Operations(4)
Black Fox Mine ($ millions)	4.1	1.3	7.2	1.8
San José Mine (49%) ($ millions)	3.3	1.4	5.4	3.2
El Gallo Mine ($ millions)	5.6	2.6	17.7	3.9
Gold Bar Mine ($ millions)	-	1.9	-	2.1
Consolidated Net Income
Net (Loss) ($ millions)	(5.4)	(13.0)	(10.6)	(23.2)
Net (Loss) per Share ($)	(0.02)	(0.04)	(0.03)	(0.07)
Cash Flow
Cash Provided By (Used In) Operating Activities ($ millions)	(5.6)	1.7	0.6	(9.2)

San José Mine, Argentina (49% Interest)

The mine is on-track to achieving our full year guidance for 2019 of 49,000 gold ounces and 3,225,000 silver ounces. Our attributable production from San José in Q2 was 13,518 gold ounces and 848,268 silver ounces, for a total of 23,157 GEOs, compared to 22,395 GEOs in 2018. Cash costs and all-in sustaining costs (AISC) were $960 and $1,207 per GEO, respectively. Our cost guidance for 2019 has been adjusted to reflect the change in the gold:silver price ratio from 75:1 to 85:1, the impact was an increase in cash costs and AISC of $30 and $60 per GEO, respectively.

El Gallo Mine, Mexico (100% Interest)

The mine is on-track to achieving our full year production guidance for 2019 of 16,000 gold ounces at a cash cost and AISC of $875 and $915 per GEO, respectively. During Q2, the mine produced 5,354 gold equivalent ounces, compared to 10,786 gold equivalent ounces in 2018. Cash costs and AISC were $926 and $939 per GEO, respectively. Production was down quarter over quarter due to the transition from mining to residual leaching that will continue for as long as it is economic to do so.

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Fenix Project

Work on the Fenix Project feasibility study and permitting is progressing. We expect the permit to be approved and the feasibility study to be completed in Q3 2019.

Black Fox Mine, Canada (100% Interest)

During Q2, a number of mines across the province of Ontario, where Black Fox is located, experienced large inflows of water as a result of heavy spring snow melt coupled with heavy precipitation. At Black Fox operations were affected by water infiltration when the western part of the mine was flooded temporarily. This reduced production by limiting access to some mining areas for a period of six weeks, but is now resolved. In Q2, Black Fox produced 9,420 gold ounces, compared to 14,042 gold ounces in 2018. Cash costs and AISC were $837 and $1,196, respectively.

Our 2019 exploration budget for the Black Fox Complex is $18 million and includes surface and underground drilling. Drilling started in April and we are actively exploring some exciting targets on the Black Fox and Stock properties.

On May 23, 2019 we released positive gold drill results from the Black Fox Mine and from the Grey Fox Area. We followed up with more high-grade drill result from Grey Fox on July 10, 2019, and again with a resource estimate increase for the area on July 25, 2019, see news release: https://www.mcewenmining.com/investor-relations/press-releases/default.aspx

Gold Bar Mine, USA (100% Interest)

Gold production is increasing, and we expect better performance in the second half of 2019. In late Q2, Gold Bar achieved commercial production. Pre-commercial and commercial production during Q2 totalled 7,940 gold ounces. Cash costs and AISC were $901 and $1,088 per GEO, respectively.

The revised 2019 mining plan is to produce 15,000 gold ounces in Q3 and 17,000 gold ounces in Q4. Guidance for 2019 has been reduced from 50,000 to 42,000 gold ounces as a result of the slower than expected ramp-up.

Our 2019 exploration budget for the Gold Bar property is $5 million. Drilling started mid-May with an initial focus on Gold Bar South in order to advance permitting, with the objective to have development begin in late 2020. Drilling is currently underway on an initial deep hole to test the potential of the property for Carlin-type gold deposits.

Los Azules Project, Argentina (100% Interest)

Last year, we identified a critical value-adding milestone for Los Azules - a new low altitude all-year access route (Northern access route). Currently access is only possible 4-5 months of the year. The Northern access route was explored by overland expedition during March 2019 and confirmed to be viable for access and also for the proposed electrical transmission line. Preliminary engineering, cost and schedule estimates are in progress. Work will begin on the road later this year.

During Q2, we continued to advance permitting efforts. We are targeting the submission of the Environmental Impact Assessment by the end of the year and expect the Environmental Impact Declaration to be received during 2020.

Conference Call and Webcast

We invite you to join our conference call, where management will discuss our Q2 financial results and project developments and follow with a question and answer session. Questions can be asked directly by participants during the webcast. The webcast will be archived on the McEwen website following the call.

Wednesday, July 31, 2019 1:30 pm EDT	Toll Free US & Canada:	1 (844) 630-9911
	Outside US & Canada:	1 (210) 229-8828
	Conference ID Number:	8248849
	Webcast Link:	Click Here

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ABOUT MCEWEN MINING

McEwen Mining is a diversified gold and silver producer with operating mines in Nevada, Canada, Mexico and Argentina. It also owns a large copper deposit in Argentina. McEwen’s goal is to qualify for inclusion in the S&P 500 Index by creating a profitable gold and silver producer focused in the Americas.

McEwen has approximately 362 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 22% of the shares.

Reliability of Information Regarding San José

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

Technical Information

The technical contents of this news release has been reviewed and approved by Chris Stewart, P.Eng., President & COO of McEwen Mining and a Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this report, we have provided information prepared or calculated according to U.S. GAAP, as well as provided some non-U.S. GAAP ("non-GAAP") performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Cash Costs and All-in Sustaining Costs

Cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current operations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs, and exclude depreciation and depletion. All-in sustaining cash costs consist of cash costs (as described above), plus environmental rehabilitation costs, amortization of the asset retirement costs related to operating sites, sustaining exploration and development costs, sustaining capital expenditures, and sustaining lease payments. Both cash costs and all-in sustaining costs are divided by the gold equivalent ounces sold to determine cash costs and all all-in sustaining costs on a gold equivalent basis. For both cash costs and all-in sustaining costs we exclude our attributable share of cash costs from operations where we hold less than a 100% economic share in the production, such as MSC, where we hold a 49% interest. We use and report these measures to provide additional information regarding operational efficiencies both on a consolidated and an individual mine basis, and believe that these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining's Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.

Earnings from mining operations

The term earnings from mining operations is a Non-GAAP financial measure. We use and report this metric because we believe it provides investors and analysts with a useful measure of the underlying earnings from our mining operations. We define earnings from mining operations as revenue from gold and silver sales from our El Gallo Project and Black Fox mine, and our 49% attributable share of the San José mine’s Net Sales, less their respective production costs applicable to sales. To the extent that depreciation and depletion may include depreciation and amortization expense related to the fair value increments on historical business acquisitions (fair value paid in excess of the carrying value of the underlying assets and liabilities assumed on the date of acquisition), we exclude this expense in order to arrive at depreciation and depletion that only includes depreciation and amortization expense incurred at the mine site level. A reconciliation to the nearest US GAAP measure, revenue from gold and silver sales, production costs applicable to sales and depreciation and depletion is provided in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.

Liquid assets

The term liquid assets used in this report is a non-GAAP financial measure. We report this measure to better understand our liquidity in each reporting period. Liquid assets is calculated as the sum of cash and cash equivalents, investments, trade receivable and ounces of bullion/doré held in precious metals inventories, with precious metals valued at the London PM Fix spot price at the corresponding period. A reconciliation to the most directly comparable U.S. GAAP measure is provided in McEwen Mining's Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.

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CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:
Investor Relations: (866)-441-0690 Toll Free (647)-258-0395 Christina McCarthy ext. 390 Mihaela Iancu ext. 320 info@mcewenmining.com

Website: www.mcewenmining.com

Facebook: facebook.com/mcewenmining

Facebook: facebook.com/mcewenrob

Twitter: twitter.com/mcewenmining

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150 King Street West Suite 2800, P.O. Box 24 Toronto, ON, Canada M5H 1J9

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